                                                                     Exhibit 4.1

                                GLOBALSTAR, L.P.

                          SUBORDINATED PROMISSORY NOTE

$_____________                                                     _____________


     FOR VALUE RECEIVED, the undersigned, GLOBALSTAR, L.P., a Delaware limited partnership ("Globalstar"), hereby unconditionally promises to pay to _____________________ on _____________ in lawful money of the United States of America and immediately available funds the principal sum of $ DOLLARS.

     Globalstar further promises to pay interest (computed on the basis of a 365- or 366-day year for the actual days elapsed) in like money on the unpaid principal balance of this Note at an annual rate equal to 3% per annum plus the LIBOR Rate accruing from the date hereof. Interest shall be payable in arrears upon prepayment in full of the principal balance hereof, and upon payment in full of the unpaid principal balance hereof.

     "LIBOR Rate" means with respect to each Interest Period, the rate per annum for deposits in U.S. dollars for a period of three months commencing on the first day of such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days (that is, days on which dealings in U.S. dollar deposits are transacted in the London interbank market) preceding the first day of such Interest Period. If such rate does not appear on the Telerate page 3750, the rate in respect of that Interest Period will be determined using any other page that replaces the Telerate page 3750 and displays London interbank offered rates for U.S. dollar deposits; provided, however, that if Telerate or a substitute service containing the foregoing rate information shall no longer be available, the rate in respect of that Interest Period shall be the offered rate per annum established as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period by The Chase Manhattan Bank from time to time as the reference rate per annum for London interbank offered rates for U.S. dollar deposits for a period of three months commencing on the first day of such Interest Period. For purposes of the foregoing, "Interest Period" means (i) the period commencing on the date of issuance of this Note and ending on the day before the next Compounding Date or Interest Payment Date and (ii) each successive period thereafter commencing on a Compounding Date or Interest Payment Date and ending on the day before the next succeeding Interest Payment Date. The Compounding Dates shall be three months and one day after the date of this Note and each successive three month anniversary thereafter. Interest Payment Dates shall be the dates on which interest on this Note shall be due.

     This Note shall be subject to prepayment without penalty or premium in whole or in part provided that no prepayment shall be made prior to the date that is 90 days after the Termination Date without the prior consent of the administrative agent under the Credit Agreement.

     On and after the started maturity hereof, this Note shall bear interest until paid in full at a rate of 5% per annum plus the LIBOR Rate, calculated as described above and shall be payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

     Schedule I to the Fee Agreement, dated as of April 19, 1996 (the "Fee Agreement"), among Globalstar, Globalstar Telecommunications Limited, Loral Corporation, Loral Space & Communications Ltd., Deutsche Aerospace A.G., Hyundai Electronics Industries Co., Ltd., QUALCOMM Incorporated and Space Systems/Loral, Inc., is incorporated herein and made a part of this Note. By accepting this Note, the holder hereof expressly agrees, for such holder and all assigns, to be bound by the subordination and all other provisions set forth in such Schedule I.

     This Note may not be changed, modified, or terminated orally, but only by an agreement in writing signed by the party to be charged; provided, however, that the subordination and other provisions of Schedule I (referred to above) may not be changed, modified or terminated without the prior written consent of all holders of outstanding Senior Debt.

     This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the successors and assigns of Globalstar and inure to the benefit of _____________________ and its successors and assigns. If any term or provision of this Note shall be held invalid, provisions herein shall in no way be affected thereby.

     All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Fee Agreement.

     IN WITNESS WHEREOF, Globalstar has executed and delivered this Note on the date first above written.

                                        GLOBALSTAR, L.P.

                                        By: LORAL/QUALCOMM SATELLITE SERVICES,
                                            L.P., its General Partner

                                        By: LORAL/QUALCOMM PARTNERSHIP, L.P.,
                                            its General Partner

                                        By: LORAL GENERAL PARTNER, INC.,
                                            its General Partner

                                        By:
                                            ------------------------------
                                            Name:
                                            Title: